Filed Pursuant to Rule 433

Registration Nos. 333-292881 and 333-292881-01

Wells Fargo Finance LLC Fully and Unconditionally Guaranteed by Wells Fargo & Company Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the S&P 500® Index and the State Street® Consumer Discretionary Select Sector SPDR® ETF due August 23, 2029

Term Sheet to Preliminary Pricing Supplement No. 135 dated August 10, 2026

Summary of Terms

Issuer and Guarantor:	Wells Fargo Finance LLC (issuer) and Wells Fargo & Company (guarantor)
Market Measures:

The iShares® Expanded Tech-Software Sector ETF, the S&P 500® Index and State Street® Consumer Discretionary Select Sector SPDR® ETF (each referred to as an “Underlier,” and collectively as the “Underliers”)

Pricing Date*:	August 20, 2026
Issue Date*:	August 25, 2026
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:

On each contingent coupon payment date, unless the securities have been automatically called, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing value of the lowest performing Underlier on the related calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4

Contingent Coupon Payment Dates:	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate:	At least 10.85% per annum, to be determined on the pricing date
Automatic Call:

If the closing value of the lowest performing Underlier on any of the calculation days scheduled to occur from February 2027 to May 2029, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment

Call Settlement Date:	Three business days after the applicable calculation day
Calculation Days*:	Quarterly, on the 20th of each February, May, August and November, commencing November 2026 and ending May 2029, and August 20, 2029 (the “final calculation day”)
Maturity Payment Amount (per security):

If the securities are not automatically called prior to the stated maturity date:

●if the ending value of the lowest performing Underlier on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

●if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Underlier on the final calculation day

Stated Maturity Date*:	August 23, 2029
Lowest Performing Underlier:	For any calculation day, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that calculation day
Performance Factor:	With respect to an Underlier on any calculation day, its closing value on such day divided by its starting value (expressed as a percentage)
Starting Value:	With respect to each Underlier, its closing value on the pricing date
Ending Value:	With respect to each Underlier, its closing value on the final calculation day
Coupon Threshold Value:	With respect to each Underlier, 65% of its starting value
Downside Threshold Value:	With respect to each Underlier, 65% of its starting value
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer and the guarantor
Denominations:	$1,000 and any integral multiple of $1,000
*subject to change

Summary of Terms (continued)

Agent Discount**:

Up to 1.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay up to 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	95001HN56
Material Tax Consequences:	See the preliminary pricing supplement

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services

Hypothetical Payout Profile (maturity payment amount)

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
35% contingent
downside protection
-35%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Return of the Lowest Performing Underlier at Maturity
Hypotheical Security Return
Hypothetical Return of the Lowest Performing Underlier

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will lose more than 35%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlier, but you will have full downside exposure to the lowest performing Underlier on the final calculation day if the ending value of that Underlier is less than its downside threshold value.

The current estimated value of the securities is approximately $948.90 per security. While the estimated value of the securities at pricing may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $910.00 per security. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/72971/000183988226039254/r9931wfc_424b2-26178.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

●The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

●The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

●You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

●You May Be Fully Exposed To The Decline In The Lowest Performing Underlier On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlier.

●Higher Contingent Coupon Rates Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

●The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

●The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

●The Securities Are Subject To Credit Risk.

●As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

●Holders Of The Securities Have Limited Rights Of Acceleration.

●Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

●The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

●The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

●The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

●The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

●The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

●Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

oInvesting In The Securities Is Not The Same As Investing In The Underliers.

oHistorical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

oChanges That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

oWe Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Or Held By Any Underlier.

oWe And Our Affiliates Have No Affiliation With The Index Sponsor, The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

oAn Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

oThere Are Risks Associated With The Funds.

oAnti-dilution Adjustments Relating To The Shares Of The Funds Do Not Address Every Event That Could Affect Such Shares.

●The Equity Securities Composing The iShares® Expanded Tech-Software Sector ETF Are Concentrated In The Software Sector.

●The Equity Securities Composing The State Street® Consumer Discretionary Select Sector SPDR® ETF Are Concentrated In The Consumer Discretionary Sector.

Risks Relating To Conflicts Of Interest

●Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling WFS at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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